UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2024
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Arcus Biosciences, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-38419	47-3898435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3928 Point Eden Way
Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (510) 694-6200
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	RCUS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Third Amended and Restated Common Stock Purchase Agreement
On January 29, 2024, Arcus Biosciences, Inc. (the “Company”) and Gilead Sciences, Inc. (“Gilead”) entered into a Third Amended and Restated Common Stock Purchase Agreement (the “A&R Purchase Agreement”), which amends and restates in its entirety the Second Amended & Restated Common Stock Purchase Agreement dated June 27, 2023 (the “Existing Purchase Agreement”). Pursuant to the A&R Purchase Agreement, Gilead purchased from the Company 15,238,095 shares of the Company’s common stock at a purchase price of $21.00 per share (the “2024 Gilead Financing”). All other terms of the Existing Purchase Agreement, including Gilead’s option to purchase additional shares from the Company, up to a maximum of 35% of the Company’s then-outstanding common stock, from time to time until July 13, 2025, remain unchanged.
Amended and Restated Investor Rights Agreement
On January 29, 2024, the Company and Gilead entered into an Amended and Restated Investor Rights Agreement (the “A&R Investor Rights Agreement”), which amends and restates in its entirety the Investor Rights Agreement dated May 27, 2020, as amended on October 11, 2022 (as previously amended, the “Existing Investor Rights Agreement”). Pursuant to the A&R Investor Rights Agreement, and in connection with the 2024 Gilead Financing, (i) Gilead has the right to designate up to three individuals to be appointed to the Company’s board of directors (the “Board”), (ii) Juan Jaen, Ph.D. and Jennifer Jarrett would resign from the Board, and (iii) the Company agreed to establish a Science Committee and any director appointed by Gilead having an advanced scientific degree shall be a member of such Science Committee. All other terms of the Existing Investor Rights Agreement, remain unchanged.
Amendment No. 3 to Option, License and Collaboration Agreement
On January 29, 2024, the Company and Gilead also entered into Amendment No. 3 (“Amendment No. 3”) to the Option, License and Collaboration Agreement, dated May 27, 2020, as amended on November 17, 2021 and May 12, 2023 (as previously amended, the “OLCA”). Amendment No. 3, among other things, (i) makes various modifications to the program governance structure, (ii) requires Gilead to pay the $100,000,000 option continuation payment due on the fourth anniversary of the OLCA, and (iii) provides that the Company will operationalize and fund a Phase 3 study to evaluate quemliclustat in pancreatic cancer in addition to certain other activities. In connection with Amendment No. 3, the Company and Gilead have reprioritized the joint domvanalimab development program to focus on advancing and potentially accelerating their Phase 3 studies, STAR-121 (lung cancer) and STAR-221 (gastrointestinal cancer), and are discontinuing enrollment in the Phase 3 ARC-10 study evaluating domvanalimab plus zimberelimab compared to pembrolizumab monotherapy in front-line, locally advanced or metastatic, PD-L1-high non-small cell lung cancer. No changes to the safety and efficacy profile of domvanalimab and zimberelimab have been observed.
The foregoing is only a brief description of the material terms of the A&R Purchase Agreement, A&R Investor Rights Agreement and Amendment No. 3 and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to each agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Item 3.02 Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 above related to the Gilead Financing is incorporated by reference here. The shares were sold to Gilead pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and were sold to one entity that is an accredited investor.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 29, 2024 (i) Dr. Jaen and Ms. Jarrett resigned from the Board and (ii) following such resignations, the Board appointed Johanna Mercier to the Board as a Class II director. Dr. Jaen and Ms. Jarrett’s resignations are not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.
Ms. Mercier is the Chief Commercial Officer of Gilead and is being appointed pursuant to Gilead’s rights under the A&R Investor Rights Agreement and will not receive any compensation for her service as a member of the Board. The Company expects to enter into its standard form of indemnification agreement with Ms. Mercier.
Item 8.01 Other Events.
On January 29, 2024, the Company issued a press release announcing various updates regarding its anti-TIGIT clinical development program.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
99.1	Press release dated January 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUS BIOSCIENCES, INC.

Date: January 30, 2024	By:	/s/ Terry Rosen, Ph. D.
Terry Rosen, Ph.D.
Chief Executive Officer (Principal Executive Officer)